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                                                                    EXHIBIT 10.4

                  AGREEMENT dated as of July 30, 2003, by and between Barr Laboratories, Inc., a New York corporation (the "Company"), and Martin Zeiger ("Zeiger").

                                   WITNESSETH:

                  WHEREAS, Zeiger has been employed by the Company since 1999 as a Senior Vice President, has served as its General Counsel and is presently serving as its Senior Vice President - Strategic Business Development; and

                  WHEREAS, Zeiger wishes to retire as an officer and employee of the Company, start, among other things, an independent consulting practice and render consulting services to the Company on a non-exclusive basis; and

                  WHEREAS, Zeiger possesses an intimate knowledge of the business and affairs of the Company, including but not limited to its legal affairs and its strategic initiatives and plans; and

                  WHEREAS, the Company wishes to assure itself of Zeiger's availability to render consulting services after his employment terminates, and Zeiger is willing to make himself available to the Company on the terms and subject to the conditions hereinafter stated;

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein contained, the parties hereto hereby agree as follows:

         1.       Termination of Employment

                  Effective at the close of business on August 29, 2003, Zeiger hereby resigns as an officer and employee of the Company and as an officer, director or other official of any subsidiary or affiliate of the Company.

         2.       Consulting Services

                  (a) Zeiger agrees that, during the period commencing on September 1, 2003 and ending on February 28, 2005 (such period being hereafter referred to as the "Consulting Period"), he will make himself available to perform consulting services on behalf of the Company at such time or times as the Company may reasonably request, on the terms and subject to the conditions set forth in this Agreement.

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                  (b)      The Company shall not be responsible for providing an
office or support personnel for Zeiger; Zeiger `s consulting activities shall for clients other than the Company not be conducted at the Company's offices in Woodcliff Lake, New Jersey or any other Company location; and Zeiger shall have discretion to determine the location at which he shall perform any services under this Agreement; provided that Zeiger obtains the Company's consent to any use of Company facilities.

                  (c) In no event shall Zeiger be required to render more than 480 hours of consulting services in the first year of the Consulting Period, or more than 240 hours during the balance of the Consulting Period thereafter. If requested by the Company and consented to by Zeiger, Zeiger will perform consulting services for more than 480 hours or 240 hours, as the case may be, for an hourly charge of $250 per hour. Zeiger shall be reimbursed for all reasonable and necessary expenses incurred by him in performing his services hereunder including, without limitation, travel, meals, lodging, communication and copying costs upon submission of appropriate documentation therefor. Such additional charges for consulting services and expense reimbursement, shall be due and payable by the Company within thirty (30) days after receipt of an invoice therefor.

                  (d) The services and assignments which Zeiger may be called on to perform under this Agreement shall relate to the business and affairs of the Company, its subsidiaries and affiliates and shall be performed in a manner and by means determined by Zeiger in the reasonable exercise of his independent judgment. Such services shall not include legal advice and the Company shall look to its own counsel for legal advice. Failure of the Company to call upon Zeiger to render any services or his inability to render any services for reasons of health, incapacity or death shall not relieve the Company from making any payments provided for in this Agreement.

                  (e) At all times during the Consulting Period Zeiger's status will be that of an independent contractor and not an employee of the Company. Consequently, Zeiger will not be eligible to participate in any of the Company's employee benefit plans, and the Company will not deduct any taxes from the consulting fees payable under this Agreement unless required by law. Zeiger shall have no authority, nor shall Zeiger represent himself as having any authority, to bind the Company with respect to any matter unless expressly authorized in writing by an officer of the Company to do so. Zeiger specifically agrees to conduct himself strictly as an independent contractor under this Agreement with respect to the Company, and to comply with all applicable laws, rules and regulations, including without limitation those governing workmen's compensation and unemployment insurance and payment of federal and state income taxes, self-employment taxes, estimated taxes, and all other federal, state, local and foreign taxes of any nature imposed with respect to any services under this Agreement or payments for such services, but excluding taxes

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imposed upon the purchaser of services, which taxes shall be paid by the Company if it is the purchaser.

                  (f) It is understood and agreed that Zeiger intends to, among other things, engage in the business of consulting during the Consulting Period, that his consulting clients may include other pharmaceutical companies, and that he shall be permitted, during the Consulting Period, to engage in such consulting business, provided that it does not interfere with the performance of his duties under this Agreement or violate any of his obligations, representations or warranties under this Agreement (including but not limited to Sections 5 and 6 below) or any other legal obligation Zeiger may have to the Company.

                  (g) Zeiger hereby represents and warrants that neither his entering into this Agreement nor his performance thereof will (i) violate any other agreement, oral or written, to which Zeiger is a party or by which Zeiger is bound, or (ii) conflict with any relationship Zeiger has with, or duties Zeiger performs for, other parties. Without limiting the generality of the foregoing, Zeiger agrees that at no time shall he utilize any trade secrets or other intellectual property of any third party while performing services hereunder.

         3.       Consulting Fees

                  In consideration of Zeiger's agreements and covenants set forth in Section 2 above (relating to consulting) and in Section 6 below (restrictive covenants), and as full payment for all his consulting services on behalf of the Company during the Consulting Period, the Company agrees to pay Zeiger consulting fees in the aggregate amount of $390,000, which shall be paid as follows: $210,000 shall be paid on or before September 30, 2003 and the balance of $180,000 shall be paid in 18 monthly installments of $10,000 each of which shall be paid to Zeiger no later than ten days after the close of each of the 18 months of the Consulting Period.

         4.       Payment in respect of Unvested Options

                  In consideration of Zeiger's execution and performance of this Agreement, other than Section 2 hereof (relating to consulting services), the Company shall pay Zeiger an amount of money equal to the excess (if any) of (a) over (b) where (a) is the "fair market value" on August 29, 2003 (determined in accordance with the Company's 1993 Stock Incentive Plan) of the shares of Company common stock that are subject to the portion of any stock option heretofore granted to Zeiger by the Company that is outstanding on that date but expires on or after that date without having become exercisable, and (b) is the purchase price of such shares under the option. The parties agree that the outstanding stock options and number of shares which are not scheduled to become exercisable on or before August 29, 2003, and that

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are thus subject to the preceding sentence (unless they become exercisable before that date), are as follows (all share amounts and purchase prices shown below having been adjusted for splits since the grant dates of the options):

                         Purchase Price            Portion of Option             Number of Shares
 Grant Date               Per Share                Not Exercisable               Not Exercisable
 ----------               ---------                ---------------               ---------------
Aug. 7, 2002                $39.87                    two-thirds                     16,000

Any amount payable pursuant to this Paragraph 4 shall be subject to the withholding of such amounts as the Company may determine it is required to withhold on account of taxes, and shall be paid no later than September 30, 2003.

         5.       Confidential Information

                  Zeiger agrees not to disclose, during the Consulting Period or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, except with the prior written consent of an authorized officer of the Company or as necessary for the performance of his duties hereunder, any confidential information obtained by him while in the employ of the Company or in connection with his performance of consulting services on behalf of the Company during the Consulting Period, whether or not such information was marked confidential or was in written, oral or other form, including, without limitation, information relating to the female healthcare products business or any of the inventions, processes, formulae, research, plans (including but not limited to operating plans and strategic plans), devices, compilations of information, information systems, computer hardware, software or data, methods of distribution, suppliers, partners, customers, client relationships, marketing strategies, legal strategies or trade secrets of the Company or any subsidiary or affiliate of the Company; provided, however, that this provision shall not preclude Zeiger from use or disclosure of information known generally to the public (other than as a result of unauthorized disclosure by Zeiger), or from disclosure required by law or court order. Zeiger also agrees that at the commencement of the Consulting Period, as well as at the expiration of the Consulting Period, he will not take with him, without the prior written consent of an authorized officer of the Company, and he will surrender to the Company, any record, list, drawing, blueprint, specification or other document or property, together with any copy or reproduction thereof, mechanical or otherwise, then in his possession or under his custody or control and which contains confidential information or is of a confidential nature relating to the Company or any subsidiary thereof, or, without limitation, relating to its or their methods of distribution, suppliers, customers, client relationships, marketing strategies, operating plans, strategic plans, computer hardware, software or data or any description of any formulae or secret processes or

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information system, or which was obtained by him or entrusted to him during the course of his employment with the Company or in connection with his performance of consulting services on behalf of the Company during the Consulting Period. Zeiger's obligations under this Section 5 shall be in addition to and not in lieu of his obligations to refrain from use, disclosure and misappropriation of trade secrets and confidential information of the Company and its subsidiaries and affiliates under any other agreement or any applicable statutory or common law or code of professional ethics.

         6.       Restrictive Covenants

                  (a) In consideration of the payments to be made under this Agreement to Zeiger, including but not limited to the payment for his unexercisable stock options pursuant to Section 4 above, Zeiger covenants and agrees that--

                           (i)      during the Consulting Period, and the six
month period immediately following the Consulting Period he will not, directly or indirectly, without the express written consent of the Chief Executive Officer of the Company --

                                    (A)      perform services (other than legal
service with respect to matters that do not involve the Company) on behalf of any person (including without limitation himself), sole proprietorship, business, enterprise, entity or venture other than the Company or an affiliate of the Company (a "Third Party") (I) that relate to the research, development, formulation, testing, manufacturing, marketing, distribution, sale, licensing or other commercial exploitation of generic or proprietary female healthcare pharmaceutical products in the United States or Canada, or (II) that may reasonably be expected to enable, expedite or aid a Third Party's research, development, formulation, testing, manufacturing, marketing, distribution, sale, licensing or other commercial exploitation of generic or proprietary female healthcare pharmaceutical products in the United States or Canada, or

                                    (B)      have a financial interest in
(whether as owner, partner, officer, director, investor, advisor, consultant, agent, employee, independent contractor, manager or in any other capacity) any Third Party which then is or, to the knowledge of Zeiger, intends to be engaged in the research, development, formulation, testing, manufacturing, marketing, distribution, sale, licensing or other commercial exploitation of generic or proprietary female healthcare pharmaceutical products in the United States or Canada. Ownership of less than 3% of any class of securities that is registered under the Securities Act of 1933 or the Securities Exchange Act of 1934 shall not, unto itself, be deemed to violate this clause (B); and

                           (ii)     during the Consulting Period, he will not,
directly or indirectly, without the express written consent of the Chief Executive Officer of the Company, perform services on behalf of any Third Party with respect to any matter

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that he theretofore worked on for the Company or brought to the Company (whether during the Consulting Period or prior thereto), or that he is hereafter engaged to work on for the Company during the Consulting Period; provided, however, the foregoing restriction shall not apply to Valera Pharmaceuticals, Inc. formerly known as Hydro Med Sciences, Inc. or to any business opportunity that the Company has or in the future decides not to pursue; provided, further, however, that the foregoing exception shall not be construed as an exception to Zeiger's obligations under clause (i) above; and

                           (iii)    during the Consulting Period, he will not,
directly or indirectly, induce or attempt to induce any person or business who at the time Zeiger's employment with the Company terminates either (A) is a supplier, customer, vendor, distributor or partner of, or investor in, or joint venturer with, the Company or any of its subsidiaries or affiliates (any such person or business being hereafter referred to as an "Allied Enterprise"), or
(B) has been specifically targeted as a prospective Allied Enterprise by the Company or any of its subsidiaries or affiliates and, if initially targeted as such during the Consulting Period, Zeiger has been or is advised in writing of the Company's plans, to terminate, reduce, refrain from engaging in, or otherwise alter to the detriment of the Company, its subsidiaries or affiliates its actual or prospective business or relationship with the Company, its subsidiaries or affiliates; and

                           (iv)     during the Consulting Period he will not,
directly or indirectly, without the express written consent of the Chief Executive Officer of the Company, (A) induce or attempt to persuade any employee of the Company, its subsidiaries or affiliates, or any other person who performs services for the Company, its subsidiaries or affiliates at the time Zeiger's employment terminates or during the Consulting Period, to terminate or reduce or refrain from engaging in his or her employment or other service relationship with the Company, its subsidiaries or affiliates, or (B) offer, on behalf of any Third Party, employment to, or participate in the hiring by any Third Party of, any employee of the Company, its subsidiaries or affiliates or any other person who performs services for the Company, its subsidiaries or affiliates at the time Zeiger's employment terminates or during the Consulting Period; and

                           (v)      during the Consulting Period he will not,
directly or indirectly, make disparaging remarks about the Company, its subsidiaries or affiliates or any of their officers, directors, employees or products, unless required by law or reasonably necessary to assert or defend his position in a bona fide dispute arising out of or relating to this Agreement or any other obligation owing to him by the Company or the breach thereof.

                  (b) For purposes of this Agreement, no entity shall be considered an

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affiliate of the Company unless the Company owns 50% or more of the equity interests or voting interests of such entity. If Zeiger believes the provisions of this Section 6 are not applicable to services he intends to perform for a Third Party, then he shall send a written notice of non-applicability to the CEO and General Counsel of the Company and if the CEO or General Counsel does not disagree in writing with Zeiger's contention of non-applicability within ten
(10) business days of receipt, then the Company shall be deemed to have agreed with Zeiger that the services to be performed by Zeiger do not violate the provisions of this Agreement.

                  (c) Zeiger recognizes and agrees that, by reason of his knowledge, experience, skill and abilities, his services are extraordinary and unique, that the breach or attempted breach of any of the restrictions set forth above in this Section 6 will result in immediate and irreparable injury for which the Company will not have an adequate remedy at law, and that the Company shall be entitled to a decree of specific performance of those restrictions and to a temporary and permanent injunction enjoining the breach thereof, and to seek any and all other remedies to which the Company may be entitled, including, without limitation, monetary damages, without posting bond or furnishing security of any kind.

                  (d) Zeiger specifically and expressly represents and warrants that (i) he has reviewed and agreed to the restrictive covenants contained above in this Section 6 and their contemplated operation after receiving the advice of counsel of his choosing; (ii) he believes, after receiving such advice, that the restrictive covenants and their contemplated operation are fair and reasonable; (iii) he will not seek or attempt to seek to have the restrictive covenants declared invalid, and, after receiving the advice of counsel, expressly waives any right to do so; and (iv) if the full breadth of any restrictive covenant and/or its contemplated operation shall be held in any fashion to be too broad, such covenant or its contemplated operation, as the case may be, shall be interpreted in a manner as broadly in favor of the beneficiary of such covenant as is legally permissible. Zeiger recognizes and agrees that the restrictions on his activities contained above in this Section 6 are required for the reasonable protection of the Company and its investments; that the Company competes in the United States and Canada with other enterprises engaged in the commercial exploitation of female healthcare pharmaceutical products and other pharmaceutical products; that the geographic restriction on his activities set forth in paragraph 6(a)(i)(A) and (B) is reasonable and necessary to protect the Company against unfair competition; and that the restrictions on his activities set forth in paragraph 6(a)(i)(A) and (B) will not deprive him of the ability to earn a livelihood.

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          7.      Cooperation in Litigation

                  In consideration of the payments to be made under this Agreement, Zeiger also agrees to cooperate with the Company in any legal action for which his participation is needed during the Consulting Period or thereafter. The Company agrees to try to schedule all such participation so that it does not unduly interfere with Zeiger's pursuits after he is no longer in the Company's employ. The Company will reimburse Zeiger for reasonable out-of-pocket expenses he incurs in connection with such participation. Zeiger also hereby agrees not to communicate with anyone (other than his own attorneys) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company, its subsidiaries or affiliates, other than any litigation or proceeding in which Zeiger is a party-in-opposition, without giving prior notice to the Company and its legal counsel, and in the event that any other party attempts to obtain information or documents from Zeiger with respect to matters possibly related to such litigation or proceeding, Zeiger shall promptly notify the Company and its legal counsel.

         8. Payments Conditional. Zeiger recognizes and agrees that, if he violates the provisions of section 5 or 6 above, the Company shall not be obligated to make any payments it would otherwise be obligated to make under this Agreement on or after the date of such violation (the "Remaining Payments"), and, if the Company shall pay (or shall have paid) any of the Remaining Payments to Zeiger on or after the date of such violation, Zeiger shall be obligated to repay such payments to the Company promptly on demand. If the Remaining Payments amount to less than $25,000 in the aggregate, Zeiger shall be obligated to make any repayment required by the preceding sentence and, in addition, shall promptly repay the Company on demand that amount of the consulting fees paid pursuant to section 3 above which, when added to the Remaining Payments, equals $25,000. The foregoing provisions of this section 8 shall be in addition to and not by way of limitation of any other rights and remedies the Company may have in respect of the violation in question.

         9.       Severability

                  (a) In the event that any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement not so invalid or unenforceable shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law; and

                  (b) Any provision of this Agreement which may be invalid or unenforceable in any jurisdiction shall be limited by construction thereof, to the end that such provision shall be valid and enforceable in such jurisdiction; and

                  (c) Any provision of this Agreement which may for any reason be

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invalid or unenforceable in any jurisdiction shall remain in effect and be enforceable in any jurisdiction in which such provision shall be valid and enforceable.

         10.      General Provisions

                  (a) No right or interest to or in any payments to be made under this Agreement shall be subject to anticipation, alienation, sale, assignment, encumbrance, pledge, charge or hypothecation or to execution, attachment, levy or similar process, or assignment by operation of law; provided, however, that Zeiger may assign his obligation to perform consulting services hereunder and his right to receive payment therefor to Martin Zeiger, LLC, if (and only if) Zeiger will personally perform consulting services hereunder in his capacity as an employee or other representative of Martin Zeiger, LLC; provided, further, that no further assignment shall be permitted without the written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Zeiger, his permitted assign, and his heirs and legal representatives.

                  (b) To the extent that Zeiger acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of any amount hereunder.

                  (c) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts entered into and to be performed in that State.

                  (d) No provision of the Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in a writing signed by Zeiger and an officer of the Company authorized to do so.

                  (e) This instrument contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. Without limiting the generality of the foregoing, this Agreement is intended to and shall supersede any and all employment agreements between the parties, including the employment agreement between the Company and Zeiger dated December 13, 1999, which shall be null and void and of no further force or effect. Zeiger hereby releases, waives, and discharges the Company from, any claims arising out of or relating to any such employment

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agreement or the breach thereof, other than claims for any unpaid compensation or benefits for his services prior to the termination of his employment. However, the foregoing release shall not be construed to relieve the Company of any obligations it may have to defend, indemnify and hold harmless Zeiger as an officer, director or employee of the Company either pursuant to the terms of such employment agreement or any other agreement, by law or the certificate of incorporation of the Company. Zeiger further agrees, to the fullest extent permitted by law, never to sue or grieve or commence any judicial or administrative proceeding or participate in any action, suit or proceeding against the Company with respect to any claim released in this Paragraph.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            BARR LABORATORIES, INC.

                                            By: /s/ Paul M. Bisaro
                                                --------------------------------

                                                /s/ Martin Zeiger
                                                --------------------------------
                                                              Martin Zeiger

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